Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda
Mail: PO Box HM 666, Hamilton HM CX, Bermuda
T +1 441 295 1422
conyers.com

17 May 2022

Matter No.: 353305

Doc Ref: - Legal – 20962062

+1 441 299 4968

Jennifer.Panchaud@conyers.com

RenaissanceRe Holdings Ltd.

Renaissance House

12 Crow Lane

Pembroke HM 19

Bermuda

Dear Sirs

RenaissanceRe Holdings Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on 17 May 2022 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 1,185,092 common shares, par value US$1.00 per share (the “Common Shares”), issuable pursuant to the RenaissanceRe Holdings Ltd. First Amended and Restated 2016 Long-Term Incentive Plan (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

1.1.	the Registration Statement; and

1.2.	the Plan.

We have also reviewed:

1.3.	the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 17 May 2022;

1.4.

minutes of a meeting of its directors held on 4 February 2022 and minutes of a meeting of its members held on 16 May 2022, each certified by the Secretary of the Company on 17 May 2022 (together, the “Resolutions”); and

1.5.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.

the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.

that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us;

2.4.

that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.6.	that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein;

2.7.	that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.8.	that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares;

2.9.

that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the Common Shares given by the Bermuda Monetary Authority dated 7 July 2000 will not have been revoked or amended at the time of issuance of any Common Shares.

3.	QUALIFICATIONS

3.1.

We express no opinion with respect to the issuance of shares pursuant to any provision of the Plan that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation.

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3.2.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.

3.3.	This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

3.4.

This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

3.5.

Any provision of a document governed by Bermuda law expressly or impliedly providing that certain statements, calculations and/or certificates will be conclusive and binding may not be effective if such statements, calculations or certificates are incorrect on their face or fraudulent and will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party. In addition, a document governed by Bermuda law guaranteeing or securing obligations under another document which may be amended in the future may not be enforceable in the event of such an amendment if the amendment was not within the original contemplation of the parties to the first document. The question of whether any provisions of a document governed by Bermuda law which may be illegal, invalid or ineffective may be severed from the other provisions of such document would be determined by the courts at their discretion.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

4.2.

When issued and paid for in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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